EXHIBIT 99.2

[LETTERHEAD OF LAZARD FRÈRES & CO. LLC]

The Board of Directors

Cell Genesys, Inc.

400 Oyster Point Blvd, Suite 525

South San Francisco, CA  94080

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 29, 2009, to the Board of Directors of Cell Genesys, Inc. (“Cell Genesys”) as Annex C to, and reference thereto under the headings “SUMMARY — The Merger — Opinion of Lazard Frères & Co. LLC” and “THE MERGER — Opinion of Lazard Frères & Co. LLC” in the joint proxy statement/prospectus relating to the proposed merger involving BioSante Pharmaceuticals, Inc. and Cell Genesys, which joint proxy statement/prospectus forms a part of BioSante Pharmaceuticals, Inc.’s Registration Statement on Form S-4.  In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Lazard Frères & Co. LLC

LAZARD FRÈRES & CO. LLC

August 6, 2009